EXHIBIT 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares Announces Third Quarter 2008 Earnings

•	Net income of $935,000 versus $1.2 million in third quarter 2007 due to Freddie Mac revaluation and loan loss provision

•	Net interest margin 4.10%, up from 4.02% in third quarter 2007

•	Loan growth increases 4.1% from the third quarter of 2007

•	Deposit growth momentum reflected in 4.5% increase since June 30, 2008

WARRENTON, VA, October 29, 2008 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $935,000 for the quarter ended September 30, 2008 as compared with $1,210,000 for the same quarter in 2007, representing a decrease of 22.7%. Earnings per share were $0.26 on a diluted basis for the quarter ended September 30, 2008, as compared with $0.34 per diluted share for the same quarter in 2007.

Earnings for the third quarter were impacted by an increase of $311,000 in the provision for loan loss compared with the same quarter of 2007. In addition, during the third quarter, Fauquier Bankshares recorded a loss of $297,500 to reflect the permanent devaluation of Freddie Mac preferred stock. The bank’s remaining holdings in Freddie Mac preferred stock are valued at approximately $18,500 as of September 30, 2008.

Net interest income before the loan loss provision for the third quarter of 2008 increased by 5.2% compared with the same quarter in 2007, primarily resulting from lower interest expense due to the reduced cost of deposits and borrowings. Net interest margin for the third quarter of 2008 was 4.10% compared with 4.02% for the same quarter in 2007.

Randy K. Ferrell, President and Chief Executive Officer, said, “We’re pleased that The Fauquier Bank has continued to generate net earnings and build capital strength during these times of economic uncertainty. Our core business lines picked up from the levels of 2007, and we are aggressively addressing all known issues with regard to loan and investment credit quality by applying our conservative view to loan loss provisions. The Fauquier Bank has weathered many difficult economic times over its 106-year history.”

Ferrell indicated that the Bank has benefited from the public’s concern about the safety and soundness of banks in general. “We are seeing more potential customers take the time and effort to compare our financial strength to the competition, and as result, bringing new deposit business to the Bank. Since June 30, 2008, total deposits have grown $17.4 million or 4.5%. ”

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Deposit Insurance Corporation (FDIC). At September 30, 2008, the Company’s leverage ratio was 9.38%, compared with 9.35% one year earlier.

For the nine months ended September 30, 2008, net income was $2,886,000, or $0.81 per diluted share, compared with $3,662,000, or $1.03 per diluted share for the first nine months of 2007, a decrease of 21.2%. The decline in net income for the first nine months of 2008 versus the first nine months of 2007 was due primarily to the $1,361,000 increase in loan loss provision. Net interest income before the loan loss provision increased by $522,000 for the first nine months of 2008 compared with the first nine months of 2007.

Return on average assets was 0.73% and return on average equity was 8.85% for the third quarter of 2008, compared with .99% and 11.68%, respectively, for the third quarter of 2007. For the nine month period ended September 30, 2008, Fauquier Bankshares’ return on average assets was 0.77% and return on average equity was 9.04%, compared with 1.00% and 12.11%, respectively, for 2007.

Non-performing assets were $4.6 million at September 30, 2008, compared with $1.4 million at September 30, 2007. The non-performing assets-to-loans ratio increased to 1.07% in the third quarter of 2008 compared with 0.34% in the same quarter of 2007. Charge-offs, net of recoveries, for the third quarter of 2008 were $66,000 compared with $114,000 for the same quarter in 2007.

Assets under management for the Bank’s Wealth Management Services division were $273.7 million at September 30, 2008, down from $297.1 million at September 30, 2007. Assets under management continue to be adversely impacted by the decline in the mark-to-market valuation related to the overall performance of the stock market. Net loans were $423.1 million, an increase of 4.1% compared with the $406.3 at September 30, 2007, and total deposits were $405.6 million, an increase of 1.8% compared with September 30, 2007. Fauquier Bankshares and The Fauquier Bank had combined assets of $499.8 million and total shareholders’ equity of $40.6 million at September 30, 2008.

The company expects to receive a tax benefit of $101,000 associated with the Freddie Mac loss in the fourth quarter of 2008, in accordance with accounting standards and the passage date of the legislation allowing ordinary loss tax treatment on Freddie Mac losses. This deferred tax benefit will increase the fourth quarter’s earnings per share by approximately $0.03 on a diluted basis.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices throughout Fauquier and Prince William Counties in Virginia. The Fauquier Bank is continuing to move forward with its proposed plans to open two banking offices in Haymarket and Bristow, Virginia, in addition to moving its current Broadview Avenue View Tree Branch to a newly proposed 9,600-square-foot office in Warrenton. These additions are anticipated to occur in late 2009. Fauquier Bankshares’ stock price closed at $13.90 per share on October 28, 2008. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc.

	FAUQUIER BANKSHARES, INC.
	SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Quarter Ended,
	Sept. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007
EARNINGS STATEMENT DATA:
Interest income	$7,201	$7,062	$7,274	$7,730	$7,706
Interest expense	2,351	2,194	2,584	2,940	3,097

Net interest income	4,850	4,867	4,690	4,790	4,609
Provision for loan losses	431	834	456	357	120

Net interest income after
provision for loan losses	4,419	4,033	4,234	4,433	4,489
Noninterest income	1,548	1,776	1,481	1,589	1,538
Securities gains (losses)	(298)	(125)	88	—	—
Noninterest expense	4,255	4,395	4,395	4,245	4,283

Income before income taxes	1,414	1,289	1,408	1,777	1,744
Income taxes	479	346	399	487	534

Net income	$935	$942	$1,009	$1,290	$1,210

PER SHARE DATA:
Net income per share, basic	$0.26	$0.27	$0.29	$0.37	$0.34
Net income per share, diluted	$0.26	$0.26	$0.28	$0.36	$0.34
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,529,347	3,531,310	3,515,475	3,507,481	3,513,130
Average diluted shares outstanding	3,560,531	3,563,826	3,551,926	3,551,242	3,558,309
Book value at period end	$11.38	$11.70	$12.08	$11.93	$11.54

BALANCE SHEET DATA:
Total Assets	$499,760	$503,029	$490,493	$489,896	$486,493
Loans, net	423,077	425,134	411,972	409,107	406,346
Investment securities	35,284	39,863	38,934	37,377	40,508
Deposits	405,623	388,241	390,107	404,559	398,306
Transaction Deposits (Demand
Deposit and NOW Accounts)	142,581	158,813	152,667	166,251	145,356
Shareholders’ equity	40,591	41,772	42,454	41,828	40,557

PERFORMANCE RATIOS:
Net interest margin(1)	4.10%	4.22%	4.15%	4.16%	4.02%
Return on average assets	0.73%	0.76%	0.83%	1.04%	0.99%
Return on average equity	8.85%	8.80%	9.48%	12.30%	11.68%
Efficiency ratio(2)	68.81%	66.64%	69.40%	65.78%	68.93%

ASSET QUALITY RATIOS:
Allowance for loan losses	$4,684	$4,319	$4,196	$4,185	$4,413
Allowance for loan losses to period
end loans	1.10%	1.02%	1.02%	1.02%	1.09%
Non-performing assets	$4,590	$3,012	$2,025	$2,128	$1,382
Non-performing assets to period end loans
and other repossessed assets owned	1.07%	0.70%	0.49%	0.51%	0.34%
Net charge-offs	$66	$711	$445	$586	$114
Net charge-offs to average loans	0.02%	0.17%	0.11%	0.14%	0.03%

CAPITAL RATIOS:
Leverage	9.38%	9.46%	9.61%	9.49%	9.35%
Risk Based Capital Ratios:
Tier 1 capital	11.96%	11.78%	12.13%	11.90%	11.59%
Total capital	13.13%	12.86%	13.32%	12.98%	12.71%

	For the Nine Month Period Ended,
	Sept. 30, 2008	Sept. 30, 2007
EARNINGS STATEMENT DATA:
Interest income	$21,537	$23,214
Interest expense	7,129	9,328

Net interest income	14,408	13,886
Provision for loan losses	1,721	360

Net interest income after
provision for loan losses	12,687	13,526
Noninterest income	4,805	4,474
Securities gains (losses)	(335)	—
Noninterest expense	13,047	12,738

Income before income taxes	4,110	5,263
Income taxes	1,224	1,601

Net income	$2,886	$3,662

PER SHARE DATA:
Net income per share, basic	$0.82	$1.05
Net income per share, diluted	$0.81	$1.03
Cash dividends	$0.60	$0.59
Average basic shares outstanding	3,525,633	3,503,844
Average diluted shares outstanding	3,559,017	3,567,366

PERFORMANCE RATIOS:
Net interest margin(1)	4.15%	4.03%
Return on average assets	0.77%	1.00%
Return on average equity	9.04%	12.11%
Efficiency ratio(2)	68.26%	68.71%
Net charge-offs	$1,222	$417
Net charge-offs to average loans	0.29%	0.01%

(1)   Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)   Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.